Exhibit 3.1

Filed in the Office of Secretary of State State Of Nevada Business Number E39113322024 - 5 Filing Number 20244269023 Filed On 8/21/2024 11:19:00 AM Number of Pages 16

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Docusign Envelope ID: 4A0942C6 - BA56 - 4300 - 82C5 - 07EA6E5CC012 CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES C CONVERTIBLE PREFERRED STOCK OF UNUSUAL MACHINES INC. I, Brian Hoff, hereby certify that I am the Chief Financial Officer of Unusual Machines Inc . (the "Company") , a corporation organized and existing under the Nevada Revised Statutes (the "NRS"), and further do hereby certify : That the Company intends to enter into an Exchange Agreement between the Company and one or more accredited investors pursuant to which such investor(s) will exchange their existing promissory note (each, an " Original Note") for (A) a new promissory note with a reduced principal amount (each, a "New Note") , (b) the Preferred Shares (as defined below) and (c) a Warrant to purchase shares of the Company's Common Stock . Capitalized words and terms not defined herein and are not descriptive shall have the meaning as set forth in Section 17 below . That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the "Board") and by the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), the Board on August 21 , 2024 adopted the following resolutions creating a series of 3 , 000 shares of preferred stock designated as "Series C Convertible Preferred Stock", none of which shares have been issued : RESOLVED , that the Board designates the Series C Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows : TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK 1. Designation and Number of Shares . There shall hereby be created and established a series of preferred stock of the Company designated as "Series C Convertible Preferred Stock" (the "Preferred S h ares") . The authorized number of Preferred Shares shall be three thousand ( 3 , 000 ) shares . Each Preferred Share shall have a par value of $ 0 . 01 . No dividends shall accrue or be payable with respect to the Preferred Shares except as set forth in Section 8 below . 2. Ranking . All shares of capital stock of the Company, both common stock and any other series of preferred stock other than the Company's Series A Convertible Preferred Stock which shall rank pari pasu with the Preferred Shares, shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively , the "Junior Stock") . The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares . In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations , privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith . For the avoidance of doubt, in no circumstance will a Preferred Share have any rights subordinate or otherwise inferior to the rights of shares of any Junior Stock (as defined below) . 3. Conversion. (a) Holder's Conversion Right . Subject to the provisions of Section l(e), at any time or times on or after the Initial Issuance Date, each holder of a Preferred Share (each , a "Holder" and collectively, the "Holders") shall be entitled to convert any whole number of Preferred Shares into validly

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Docusign Envelope ID: 4A0942C6 - BA56 - 4300 - 82C5 - 07EA6E5CC012 2 issued, fully paid and non - assessable shares of Common Stock accordance with Section l(c) at the Conversion Rate (as defined below) . (b) Conversion Rate . The number of fully paid and non - assessable shares of Common Stock shall be issued upon conversion of each Preferred Share at a ratio of 3 , 000 shares of Common Stock for every one Preferred Share converted (the "Conversion Rate") . No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares . If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share . (c) Mechanics of Conversion . The conversion of each Preferred Share shall be conducted in the following manner : (i) Holder's Conversion . To convert a Preferred Share into validly issued, fully paid and non - assessable share of Common Stock, on any date (a " Conversion Date") , a Holder shall deliver (whether via email or otherwise) , for receipt on or prior to 11 : 59 p . m . , New York , N . Y . time , on such date , a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company . No ink - original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required . The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error . To effect conversions of Preferred Shares , a Holder shall not be required to surrender the certificate(s) representing the Preferred Shares to the Company unless all of the Preferred Shares represented thereby are so converted, in which case, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the "Preferred Share Certificates") so converted as aforesaid . (ii) Company's Response . On or before the first Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Company ("OTC") Fast Automated Securities Transfer Program and (y) shares of Common Stock to be so issued are otherwise eligible for resale pursuant to Rule 144 promulgated under the Securities Act of 1933 , as amended, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee , for the number of shares of Common Stock to which such Holder shall be entitled . If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section l(c)(ii)is greater than the number of Preferred Shares being converted , then the Company shall if requested by such Holder, as soon as practicable and in no event later than three Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted . (iii) Record Holder . The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date . (iv) Company's Failure to Timely Convert . If the Company shall fail, for any reason or for no reason , to issue to a Holder within three (3) Trading Days after the Company's receipt of a

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Docusign Envelope ID: 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 3 Conversion Notice (whether via email or otherwise) (the "Share Delivery Deadline"), a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company's share register or to credit such Holder's or its designee's balance account with OTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of any Preferred Shares (as the case may be) (a "Conversion Failure"), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise . In addition to the foregoing, if within three Trading Days after the Company's receipt of a Conversion Notice (whether via email or otherwise), the Company shall fail to issue and deliver a certificate to such Holder and register such shares of Common Stock on the Company's share register or credit such Holder's or its designee's balance account with OTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be), and if on or after such third Trading Day such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so anticipated receiving from the Company, then, in addition to all other remedies available to such Holder, the Company shall, within three Business Days after such Holder's request, which request shall include reasonable documentation of all fees, costs and expenses, and in such Holder's discretion, either (i) pay cash to such Holder in an amount equal to such Holder's total purchase price (including brokerage commissions and other out - of - pocket expenses, if any) for the shares of Common Stock so purchased (includ in g , without limitation, by any other Person in respect , or on behalf , of such Holder) (the "Buy - In Price " ), at which point the Company's obligation to so issue and deliver such certificate or credit such Holder ' s balance account with OTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate , or (ii) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy - In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii) . Immediately following the voiding of a Conversion Notice as aforesaid, the Conversion Rate of any Preferred Shares returned or retained by such Holder for failure to timely convert shall be adjusted to the lesser of(I) the Conversion Rate relating to the voided Conversion Notice and (II) the lowest Conversion Rate during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice , subject to further adjustment as provided in this Certificate of Designations . In addition to Holder's other available remedies, the Company shall pay to Holder , in cash, as partial liquidated damages and not as a penalty, for each $ 1 , 000 of shares of Common Stock (based on Closing Sale Price of the shares of Common Stock which should be issued upon the Preferred Shares for which conversion had been reque sted , $ 10 per Trading Day for each Trading Day following the Share Delivery Deadline and increasing to $ 20 per Trading Day after the fifth Trading Day until such shares of Common Stock are delivered and registered . Nothing herein shall limit Holder's right to pursue actual damages for the Company failure to timely deliver certificates representing Common Stock as required hereby and Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and / or injunctive relief . Further, in the event the Company

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Docusign Envelope ID : 4A0942C6 - BA56 - 4300 - 82C5 - 07EA6E5CC012 4 refuses to honor any Conversion or makes it known it will not honor any Conversion (the "Conversion Default Date"), the Holder will be entitled to damages at the higher of : (i) actual provable damages ; or (ii) an amount determined as the product of N*H, where N is the number of shares that would have been issued upon conversion PrefetTed Share held by the Holder on the Conversion Default Date and H is the average closing price of the Common Stock during the time the Company fails or refuses to honor any Conversion until such time as the Holder elects to void its Conversion Notice . (v) Book - Entry . Notwithstanding anything to the contrary set forth in this Section 2 , upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section l(c)(v) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares . Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion . In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error . A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof . Each certificate for Preferred Shares shall bear the following legend : ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION l (c)(ii)THEREOF . THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES C PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION l(c)(v) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE . (d) Taxes . The Company shall pay any and all documenta ry , stamp, transfer (but only in respect of the registered holder thereof), transfer agent fees, issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares . (e) Limitation on Beneficial Ownership . Notwithstanding anything to the contrary contained in this Certificate of Designations, the Preferred Shares held by a Holder shall not be convertible by such Holder, and the Company shall not effect any conversion of any Preferred Shares held by such Holder, to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 4 . 99% (the "Maximu m Percentage") of the Common Stock . To the extent the above limitation applies, the determination of whether the Preferred Shares held by such Holder shall be convertible (vis - a vis other convertible, exercisable or exchangeable securities owned by such Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates) shall, subject to such Maximum Percentage limitation, be

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Docusign Envelope ID: 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 5 determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be) . No prior inability of a Holder to convert Preferred Shares, or of the Company to issue shares of Common Stock to such Holder, pursuant to this Section l(e) shall have any effect on the applicability of the provisions of this Section l(e) with respect to any subsequent determination of convertibility or issuance (as the case may be) . For purposes of this Section l(e), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13 (d) of the 1934 Act and the rules and regulations promulgated thereunder . The provisions of this Section 1 ( e) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section l(e) to correct this Section l(e) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation . The limitations contained in this Section 3 (e) shall apply to a successor holder of Preferred Shares . For any reason at any time , upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designations . By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9 . 99 % specified in such notice ; provided that (i) any such increase will not be effective until the 61 st day after such notice is delivered to the Company , and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder . Notwithstanding the foregoing and for avoidance of doubt , to comply with the rules of the Principal Market , the Company shall not effect any conversion of any Preferred Shares held by such Holder, to the extent such Holder or any of its affiliates would beneficially own in excess of 19 . 9 % of the Co 1 mnon Stock or such other lesser percentage, ifrequired by the Principal Market , that does not violate the rules of the Principal Market without first obtaining stockholder approval in accordance with the Principal Market rules . 4. Adjustments . (a) Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock . With respect to any unconverted share s , if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate for any unconverted shares in effect inunediately prior to such subdivision will be proportionately adjusted . With respect to any unconverted shares, if the Company at any time on or after the Initial Issuance Date combines (by combination , reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate for any unconverted shares in effect immediately prior to such combination will be proportionately adjusted by having the Conversion Rate multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event , and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event . Any adjustment pursuant to this Section l(e) shall become effective immediately after the effective date of such subdivision or combination . (b) Rights Upon Fundamental Transactions . The Company shall not enter into or be party to a Fundamental Transaction unless : (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations in accordance with the provisions of this Section 4 (b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity e videnced by a written instrument substantially similar in form and substance to this Certificate of

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Docusign Envelope ID: 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 6 Designations , including, without limitation, having a dividend rate equal to dividend rate of the Preferred Shares held by the Holders and having simi lar ranking to the Preferred Shares , and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market . Upon the occurrence of any Fundamental Transaction , the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction , the provisions of this Certificate of Designations referring to the "Company" shall refer instead to the Successor Entity) , and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein and therein . In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Prefe 1 Ted Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock ( or other securities, cash, assets or other property ( except such items still issuable under Section 4 (a), which shall continue to be receivable thereafter)) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder wou ld have been entitled to receive upon the happening of such Fundamental Transaction had all the Pref e rred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designations) , as adjusted in accordance with the provisions of this Certificate of Desig nat ions . The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares . For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 4 (b) regardless of whether (i) the Company has sufficient authorized shares of Common Stock for the issuance of the Conversion Shares and/or (ii) a Fundamenta l Transaction occurs prior to the Initial Exercise Date . (c) C a lculations . All calculations under this Section shall be made to the nearest cent or nearest 1 / 100 th of a share, as the case may be . For purposes of this Section 4 , the nearest number of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Stock (excluding any treasury shares , if any) issued and outstand ing . (d) Notice to Holder. a. Adjustment to Conversion Rate . Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 4 , the Company shall promptly give notice to the Holder setting forth the Conversion Rate after such adjustment and any resulting adjustment to the number of Conversion Shares and setting forth a statement of the facts requiring such adjustment ("Dilutive Issuance Notice" ) . For purposes of c l arification, whether or not the Company provides a Dilutive I ssuan ce Notice pursuant to this Section, upon the occurrence of any Dilutive Issuance or other reduction of the Conversion Rate, the Holder is entitled to receive a number of Conversion Shares based upon the reduced Conversion Rate regardless of whether the Holder accurately refers to the Conversion Rate in the Notice of Exercise . b. Notice to Allow Exerc i s e by Holder . If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe

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Docusign Envelope ID: 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 7 for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock are converted into other securities, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company , then, the Company shall deliver to the Holder at its last address as it shall appear upon the books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution , redemption, rights or warrants , or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions , redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange ; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specifi e d in such notice . The Holder shall r e main entitled to convert these Preferred Shares during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherw ise be expressly set forth herein Authorized Shares . 5. (a) Reservation . The Company shall initially r eserve out of its a uthori z ed and unissued Common Stock a number of shares of Common Stock equal to 125% of the shares of Common Stock issued pursuant to this Certificate of Designations, as it may be reduced following conversions or otherwise changed pursuant to this Certificate of Designations. So long as any of the Preferred Shares are outstanding, the Company shall take a ll action necessary to reserve and keep available out of its a uthori zed and unissued shares of Common Stock, solely for the purpos e of effect in g the conversion of the Preferred Shares, as of a ny give n date, 125 % of th e number of s h ares of Common Stock as shall from time to time b e n ecessa ry to effec t th e conversion of all of the Pr eferre d Shares issued or issuabl e, provid ed that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designations) (the "Required Amount") . The initial number of shares of Common Stock res e rv ed for conversions of the Preferred Shares and each incre ase in the numb er of s h a res so r ese r ved shall be alloca ted pro rata among the Holders b ase d on th e number o f Preferred Shares held by eac h Holder on th e Initial Issuance D ate or increase in the number ofreserved shares (as th e case may be) (the "A uthorized Share Allocation " ). In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares , each transferee shall be allocated a pro rata portion of such Holder's Authori ze d Share Allocation . Any shares of Common Stock reserved and allocated to any P erson which ceases to hold any Pre ferred Shares shall be allocated to the remaining Holders of Pr eferred Shares, pro rata based on the numb er of Preferred Shares then h e ld by such Holders. (b) Insufficient A ut h ori ze d Shares. If, notwithstandin g Section 5(a) and not in limitation ther eof, at any time while any of the Preferred Shares remain outstanding the Co mp any do es not

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Docusign Envelope ID: 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 8 have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an "A uthorized Share Failure"), then the Company shall immediately take all reasonable action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Preferred Shares then outstandin g . Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence ofan Authorized Share Fail ure , but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock . In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders of the Company that they approve such proposal . (c) Subsequent Rights Offerings . In addition to any adjustments pursuant to Section 4 (a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents (as defined in the Warrant) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the " Purchase Rights "), then each Holder will be entitled to acquire , upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's Preferred Shares (without regard to any limitations on exercise hereof, including without limit ation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be detennined for the grant, issue or sa le of such Purchase Rights (provided, however, that, to the extent that such Holder's right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation , then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time not to exceed twelve (12) months as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation provided Holder complies with all of the other obligations of a beneficiary of the Purchase Rights that would not result in Holder exceeding the Beneficial Ownership Limitation . (d) Pro Rata Dis tribution s . During such time as the Preferred Shares is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, prope 1 iy or options by way of a dividend, spin off , reclassification , corporate rearrangement, scheme of arrangement or other similar transaction) (a " Distribution "), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder's Preferred Shares (without regard to any limitati on s on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or , if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that any Holder's right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limit ation , then such Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such times, not in excess of twelve (12) months, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation) .

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Docusign Envelope ID : 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 9 6. Voting Rights . Holders of the Preferred Shares shall have no voting rights, except as required by law (including without limitation, the NRS), provided, however, as long as any shares of Preferred Shares are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Shares : a. alter or change adversely the powers, preferences or rights given to the Preferred Shares or alter or amend this Certificate of Designation; b. amend its articles of in corporat i on or other charter documents in any manner that adversely affects any rights of the Holders; c. increase the number of authorized shares of Preferred Shares; d. pay cash dividends or distributions on junior securities of the Corporation; or e. enter into any agreement with respect to any of the foregoin g . Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company's Bylaws and the NRS . 7. Liquidation, Dissolution, Win din g - Up . In the event of a Liquidation Event, the Hold ers s hall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liq u idation Funds"), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Preferred Share equal to the amount per share such Holder would receive if such Holder converted such Preferred Shares into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of parity stock, then each Holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of parity stoc k . To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by la w , the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 7 . All the preferential amounts to be paid to the Holders under this Section 7 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of s hares of Junior Stock in connection with a Liquidation Event as to which this Section 7 applies . The Company shall mail written notice of any such Liquidation, not le s s than 45 days prior to the payment date s tated therein, to each Holder . 8. Participation . In addition to any adjustments pursuant to Section 4 , the Holders shall, as holders of Preferred Shares , be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Conunon Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Cornn 10 n Stock on the record date for such divid e nds and distributions . Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder's right to participate in any such dividend or distribution would result in such Holder exceeding the Maximum Percenta ge , then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for

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Docusign Envelope ID: 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 10 the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage). 9. Transfer Taxes and Expenses . The issuance of Conversion Shares on conversion of this Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer invol ved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Shares and the Corporation shall not be required to issue or deliv er such Conversion Shares unless or until the Person or Persons r e questing the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid . The Corporation shall pay all Transfer Agent fees required for same - day processing of any Notice of Conversion and all fees to the Depository Trust Company ( or another established clear ing corporation perfonning similar functions) required for same - day electronic delivery of the Conversion Shares . 10. Lost or Stolen Certificates . Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in c ustomary and reasonable form and, in the case of mutil at ion, upon surrender and cance llation of the certificate(s), the Company shall execute an d deliver n ew certificate(s) of like tenor and dat e . 11. Rem e dies , Characterizations, Other Obligations, Breaches a nd Injunctive Relief . The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Ce 1 iificate of Designations , at law or in equity (including a decre e of specific performance and/or other injunctive relief), an d no remedy contained herein shall be deemed a waiver of compliance with the provisions g ivin g r i se to such remedy . Nothing h ere in shall limit any Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations . The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein . Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, excep t as express l y provided herein, be subject to any other obligation of the Company (or the perform ance thereof) . The Company acknowledges that a breach by it of its obligations her e under will cause irr e p arab l e harm to the Holders an d th at the remedy at l aw for any such breach may b e in adeq uat e . The Company th erefore agrees t h at, in the event of any suc h breach or threatened bre ac h , each Holder shall be entitled, in addition to all other available remedies , to an injunction restraining any such breach or any such threatened breach, without the necessity of showing eco nomic loss and without a ny bond or other sec urity bein g required, to the extent permitted by applicable la w . The Company shall provide all infonn atio n and docum entatio n to a Holder that is r eq u ested by such Holder to enable such Holder to confirm the Company's compliance with the terms an d conditions of this Certificate of Designations . 12. Non - circumvention . The Company hereby covenants and agrees that the Company will not, by a m endment of its Articles ofl ncorporation , Bylaws or through any reorganization , transfer of assets , co nsolid ation, merger, scheme of a rran gement, dissolution, issu e or sa le of securities, or any other vo lun tary action, avo id or seek to avo id the observanc e or performance of a ny of the tenns of this Certificat e of D esi g nations , and will at all times in g ood faith carry out all the provisions of this Certificat e o f D e si g nations a nd take a ll action as m a y be required to prot e ct th e rights of the Holders . Without limi t in g the genera lity of the foregoing or any other provision of this Certificate of Designations, the Company (i)

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Docusign Envelope ID: 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 11 shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non - assessable shares of Common Stock upon the conversion of Preferred Shares and (ii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein) . 13. Failure or Indulgence Not Waiver . No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege . No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party . This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof . 14. Notices . All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) delivered by reputable air courier service with charges prepaid, next business day delivery, or (iii) transmitted by hand delivery, or email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice . Any notice or other communication required or pennitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, with accurate confinnation, at the address designated below (if delivered on a Trading Day during normal business hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (b) on the second Trading Day following the date of transmittal by express courier service, fully prepaid , addressed to such address, or upon actual receipt of such mailing, whichever shall first occur . The addresses for such communications shall be : (i) ifto the Company, to : Unusual Machines Inc . , a Nevada corporation, maintaining an address at 4677 L B McLeod Road, Suite J, Orlando, FL 32811, email : Allan @ unusualmachines . com attention : Allan Evans, CEO, with an additional copy to (which shall not constitute notice) Nason Yeager Gerson Harris & Fumero, P . A . , 3001 PGA Boulevard, Suite 305 , Pa l m Beach Gardens, FL 33410 , Attn : Michael D . Hanis, Esq . , email : mharris @ nasonyeage r . com and (ii) ifto the Holders, to : the addresses and email address on record with the Company , with an additional copy by email only (which shall not constitute notice) under the notice provision in the Exchange Agreement . 15. Preferred Shares Register . The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and email address of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee . The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers . 16. Stockholder Matters; Amendment . (a) Stockholder Matters . Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NRS, the Articles of Incorporation , this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's s toc kholders, all in accordance with the applicable rules and regulations of the NRS . This provision is

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Docusign Envelope ID : 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA E 6 5CC012 12 intended to comply with the applicable Sections of the NRS permitting stockholder action, approval and consent affected by written consent in lieu of a meeting . (b) Amendme nt . This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation . 17. Certain Defined Terms . For purposes of this Certificate of Designations, the following terms shall have the following meanings : a. " 1934 Act" means the Securities Exchange Act of 1934, as amended . b. " Bloomberg " means Bloomberg, L.P . c. "B usiness Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed . d. "C losin g Sale Price " means, for any security as of any date, the last closing trade price, respectively, for such security on the Princip al Market, as reported by Blo omberg , or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price (as the case may be) then the last trade price of such security prior to 4 : 00 : 00 p . m . , New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg , or if the foregoing do not apply, the last trade price of such security in the over - the - count er market on the electronic bulletin board for such security as reported by Bloomberg , or, ifno last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Pink Market operated by OTC Markets Group Inc . If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually detennined by the Company and the applicable Holder . All such detem 1 inations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period . e. "Co mmon Stock" means (i) the Company's shares of common stock, $ 0 . 01 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock . f. "E ligible Market" means The New York Stock Exchange , the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the asdaq Capital Market . g. "F undamental Transaction" shall means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, ass ign , transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person , or (C) make , or allow any other Person to make, a purchase, tender or exchange offer that is accepted by the holders of more than 50 % of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share exchange agreement or other

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Docusign Envelope ID: 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 13 business combination (including, without limitation, a reorganization, recapitalization, spin - off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50 % of t he outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of t he Company held by the other Person or other Persons making or party to, or associated or affiliated with t he other Persons making or party to, such stock or share exchange agreement or other business combination), or (E) reorgan i ze, recap itali ze or reclassify the Common Stock, or (ii) any "person" or "gro up " (as these terms are used for purposes of Sections 13 (d) and 14 (d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the "beneficial owner" (as defined in Rule l 3 d - 3 under the 1934 Act), directly or indirectly, of 50 % of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company . h. "Initial Issuance Date" means the date on which the Preferred Shares is is sued . i. " Liquidation Event" means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole . j. "Parent Entity" of a Person means an entity that, directly or indirectly , controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Elig i ble Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction . k. "Person" means an individual , a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization , any other entity or a government or any department or agency thereof . I. "Principal Market " means the market the Company's common stock is currently trading on . m. " Required Holders" means holder of at least 75% of the outstanding Preferred Shares. n . "Securities" means, collectively, the Preferred Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares . o. "Successor Entity" means the Person (or, ifso elected by the Required Holders, the Par e nt Entity) formed by , resulting from or surviving any Fundamental Transaction or the Person ( or, if so elected by the Requir ed Ho lders , the Parent E ntity) with which such Fundamental Transaction shall have been entered int o . p. "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4 . 5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market , then during the hour ending at 4 : 00 : 00 p . m . , New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders . {signature page follows/

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Docusign Envelope ID : 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series C Convertible Preferred Stock of Unusual Machines Inc . to be signed by its Chief Financial Officer on this August 21, 2024 . UNUSUAL MACHINES INC. :"ft4f N arri' ! 0 m ;. ; i ' i1 f off Title : Chief Financial Officer

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Docusign Envelope ID: 4A0942C6 - BA56 - 43D0 - 82C5 - 07EA6E5CC012 EXHIBIT I UNUSUAL MACHINES, INC. CONVERSION NOTICE Reference is made to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of Unusual Machines Inc . (the "Cer tificate of Designations ") . In accordance with and pursuant to the Certificate of Designation s, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, $ 0 . 01 par value per share (the " Preferred Shares"), of Unusual Machines Inc . , a Nevada corporation (the " Company"), indicated below into shares of common stock, $ 0 . 01 value per share (the " Common Stock") , of the Company, as of the date specified below . Date of Conversion: Number of Preferred Shares to be converted : Tax ID Number (If applicable): Conversion Rate: Number of shares of Common Stock to be issued : --------- Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address: Issue to: - - - - - - - - - - - - - - - - - - - Address : ------------------- Telephone Number: --------------- email address: - - - - - - - - - - - - - - - Holder: ------------------- By: _ Title: - - - - - - - - - - - - - - - - - - - - Dated : ------------- Account Number ( if electronic book entry transfer ): _ Transaction Code Number (if e le ctronic book entry transfer) : _

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